UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

August 3, 2005

SCOLR Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3625 132nd Avenue SE

Bellevue, WA 98006

(Address of principal executive offices)

(425) 373-0171

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 3, 2005, we entered into a Settlement Agreement and First Amendment to the License, Manufacture and Distribution Agreement, which amended the terms of the License, Manufacture and Distribution Agreement, dated December 31, 2003, by and between SCOLR Pharma, Inc. and Nutraceutix, Inc., relating to the sale of our probiotics division to Nutraceutix. The settlement agreement provides for payments to SCOLR Pharma of $973,505, including $197,652 in cash, a royalty payment of $16,962 due August 15, 2005, and an interest bearing promissory note due July 31, 2006 in the amount of $758,891 (payable in 12 equal installments), in satisfaction of the deferred purchase price relating to the sale and royalty obligations for the second quarter of 2005. In addition, the license we previously granted to Nutraceutix to manufacture and sell certain extended release dietary supplement products will be limited to certain designated customers of Nutraceutix. We will receive royalty income on such sales at a reduced rate effective July 1, 2005. As a result of the reacquisition of licensing rights implemented by the settlement agreement, SCOLR Pharma will be able to pursue additional licensing opportunities or strategic alliances for sales of dietary supplement and nutritional products. The agreement will result in a loss of approximately $538,000 in the third quarter of 2005.

The foregoing description of the Settlement Agreement and First Amendment to the License, Manufacture and Distribution Agreement is qualified in its entirety by reference to the agreement attached as Exhibit 10.1 to this current report and incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.1	Settlement Agreement and First Amendment to the License, Manufacture and Distribution Agreement, dated as of August 3, 2005, by and between Nutraceutix Inc. and SCOLR Pharma, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.

Dated:	August 5, 2005	By:	/s/ Daniel O. Wilds
Daniel O. Wilds
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Settlement Agreement and First Amendment to the License, Manufacture and Distribution Agreement, dated as of August 3, 2005, by and between Nutraceutix Inc. and SCOLR Pharma, Inc.

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